Exhibit 3.9
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
COWTOWN PIPELINE L.P.
This Amended and Restated Agreement of Limited Partnership (this “Agreement”) is made and entered into as of March 8, 2005, between Cowtown Pipeline Management, Inc., a Texas corporation, as general partner (the “General Partner”), and Cowtown Pipeline Funding, Inc., a Delaware corporation, as the initial limited partner (the “Limited Partner”). The General Partner and the Limited Partner are sometimes collectively referred to as the “Partners” and individually as a “Partner.” This Agreement amends and restates the original Agreement of Limited Partnership of Cowtown Pipeline L.P. entered into on July 28, 2004 (the “Original Agreement”).
ARTICLE I

DEFINITIONS
The following terms have the following meanings when used in this Agreement:
“Act” means the Texas Revised Limited Partnership Act.
“Affiliate” means any person or entity that controls or is controlled by the General Partner, or is controlled by the same person or entity that controls the General Partner. In this definition, the term “control” includes the ownership of more than fifty percent (50%) of the beneficial interest in the person or entity.
“Bankruptcy” means, as to any Partner, the Partner’s taking, or acquiescing in the taking, of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within ten (10) days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.
“Capital Contribution(s)” means the contribution(s) made to the capital of the Partnership (hereinafter defined) from time to time by a Partner in cash or property.
“Certificate” means the certificate of limited partnership filed by the General Partner with the Secretary of State of Texas in accordance with this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Percentage Interest” means the interest of a Partner in the capital, net income, net loss and distributions of the Partnership as initially set forth in Section 10.02 of this Agreement.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, or other entity. “His” or “he” shall also mean and refer, as appropriate, to the feminine and neuter pronouns.
“Required Interest” means one or more of the Limited Partners having among them more than 66 2/3% of the Percentage Interest of all Limited Partners in their capacity as such.
“Transfer” means the mortgage, pledge, hypothecation, transfer, sale, assignment, or other disposition of any part or all of an interest in the Partnership by any Partner, whether voluntarily, by operation of law or otherwise.
ARTICLE II

GENERAL
2.01.    Formation. The General Partner and the Limited Partner have formed the Partnership pursuant to the Act. The General Partner has filed the Certificate as required by the Act and has and will continue to comply with all other legal requirements for the formation and operation of the Partnership. Except as expressly provided in this Agreement, the Act shall govern the rights and liabilities of the Partners.
2.02.    Name. The name of the partnership shall be Cowtown Pipeline L.P. (the “Partnership”). The General Partner may change the name of the Partnership or adopt such trade or fictitious names as it may determine appropriate.
2.03.    Investment. The Limited Partner represents that he, she or it is acquiring an interest in the Partnership for investment for his, her or its own account, and not with a view to any sale or distribution of that interest.
2.04.    Merger or Conversion. The Partnership may merge with or convert into another limited partnership or other business entity, or enter into an agreement to do so, only with the consent of the General Partner and a Required Interest.
ARTICLE III

COMMENCEMENT DATE; TERM OF PARTNERSHIP
The Partnership commenced and became effective on the date the Certificate was filed with the Secretary of State of the State of Texas. The Partnership shall continue until terminated as provided in this Agreement.
ARTICLE IV

PURPOSES
The purposes of the Partnership shall be to engage in the business of ownership and operation of a natural gas pipeline and to engage in any or all other lawful acts in connection therewith.

ARTICLE V

GENERAL PARTNER AND PLACE OF BUSINESS
The General Partner of the Partnership is Cowtown Pipeline Management, Inc., with offices at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. The address of the General Partner is the principal place of business of the Partnership. The General Partner may maintain other offices for the Partnership as it may determine to be necessary or advisable from time to time. Any requests for information concerning the Partnership shall be directed to the General Partner at the principal place of business of the Partnership.
John C. Cirone shall serve as the registered agent of the Partnership. The address of the registered agent of the Partnership shall be 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. The address and the name of the registered agent of the Partnership may be changed as the General Partner may designate by written notice to the Limited Partner and by filing a Statement of Change of Registered Agent/Registered Office with the Secretary of State.
ARTICLE VI

CAPITAL CONTRIBUTIONS
6.01.    General Partner’s Contribution. At the time of execution of the Original Agreement, the General Partner contributed $10.00 to the capital of the Partnership. In exchange for this contribution, the General Partner will have the Percentage Interest in the Partnership set forth in paragraph 10.02 of this Agreement.
6.02.    Limited Partner’s Contributions. Cowtown Pipeline Funding, Inc. initially contributed $990.00 to the capital of the Partnership. In exchange for this contribution, the initial Limited Partner will have the Percentage Interest in the Partnership set forth in paragraph 10.02 of this Agreement.
6.03.    Limited Liability for Limited Partner. The liability of the Limited Partner to the Partnership is limited to the amount of its Capital Contribution. Accordingly, the contributions called for in paragraph 6.02 are the only property the Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan, or otherwise. However, the Limited Partner is entitled to a return of its Capital Contribution only as provided in this Agreement.
6.04.    Voluntary Contributions. At any time, the General Partner may determine that additional contributions of cash or property to the Partnership are desirable. Within ten (10) days following the receipt of notice from the General Partner, the Limited Partner may contribute cash or property to the Partnership as a “Voluntary Capital Contribution” on the terms and subject to the conditions set forth in the notice from the General Partner. All such additional Voluntary Capital Contributions shall be requested in proportion to the then Percentage Interests of the Partners in the Partnership.

6.05.    Readjustment of Percentage Interests. If any Partner elects to participate in a Voluntary Capital Contribution as described in paragraph 6.04 in an amount smaller than that Partner’s current Percentage Interest, or elects not to participate at all, then the Percentage Interests of the Partners shall be readjusted based on the newly adjusted capital account balance of each Partner. Nothing in this Agreement shall obligate any Partner to make any additional contributions to the Partnership.
ARTICLE VII

CAPITAL ACCOUNTS
7.01.    Establishment of Capital Accounts. Separate capital accounts shall be established and maintained for each Partner in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations, as amended from time to time.
7.02.    Credits and Debits. All Capital Contributions of a Partner, its allocable share of Partnership income and loss, and cash or property distributions made to such Partner shall be credited or charged to such Partner’s individual capital account as the case may be. To the extent an allocation or adjustment is not specifically described by this provision of the Agreement, that item shall be reflected in the Partners’ capital accounts in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time. The capital accounts shall not bear interest.
7.03.    Accounting For Partner’s Loans. Loans made by a Partner to the Partnership shall not be considered Capital Contributions.
7.04.     Return of Capital. No Partner has the right to demand the return of its Capital Contribution other than in cash and except as provided in this Agreement.
7.05.    Partition. All interests in the property owned by the Partnership shall be deemed owned by the Partnership as an entity. No Partner, individually, shall have any ownership of such property or interest except as a Partner in the Partnership. Each of the Partners irrevocably waives, during the term of the Partnership and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Partnership.
ARTICLE VIII

CONTROL AND MANAGEMENT
8.01.     Role of General Partner.
(a)    The General Partner has full, exclusive, and complete discretion in the management and control of the Partnership for the purpose set forth in Article IV of this Agreement, unless specifically stated otherwise in this Agreement.
(b)     The General Partner agrees to conduct the operations contemplated under this Agreement in a careful and prudent manner, and in accordance with good industry practice.

(c)    The General Partner (or any successor to the General Partner) agrees to serve as general partner of the Partnership until the Partnership is terminated without reconstitution as provided below.
8.02.    General Partner’s Authority. Subject to any limitations expressly set forth in this Agreement, the General Partner is expressly authorized to perform any of the following acts on behalf of the Partnership:
(a)    Any and all acts necessary or appropriate to the acquisition and management of the Partnership’s business and interests in the Partnership.
(b)     Maintenance of ail necessary Partnership books and records.
(c)    Commencement of litigation or defense of litigation, including settlement of any litigation, involving the Partnership.
(d)    Establishment of bank accounts in which all Partnership funds shall be deposited and from which payments shall be made.
(e)    Procuring and maintaining insurance with responsible companies as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner.
(f)    Taking and holding all real, personal, and mixed property of the Partnership in the name of the Partnership.
(g)    Executing and delivering, on behalf of and in the name of the Partnership, contracts, agreements, and other documents.
(h)    Coordinating all accounting and clerical functions of the Partnership and employing accountants, lawyers, engineers and other management or service personnel as may from time to time be required to carry on the business of the Partnership.
(i)    Filing tax returns and making elections on behalf of the Partnership as provided under the Code.
8.03.     Limitations. Notwithstanding the generality of the General Partner’s authority, the General Partner is not empowered, without the consent of a Required Interest, to:
(a)    Do any act in contravention of this Agreement.
(b)    Do any act that would make it impossible to carry out the ordinary business of the Partnership, except as specifically permitted by the terms of this Agreement.
(c)    Confess a judgment against the Partnership.
(d)    Possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose.

(e)    Require any Partner to make any contribution to the capital of the Partnership not provided for in this Agreement.
(f)    Amend this Agreement.
8.04.    Other and Competing Activities. Any Partner may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar to, or competitive with the business conducted by the Partnership. Neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived from these other activities.
8.05.    Liability of General Partner. The General Partner is not liable, responsible, or accountable in damages or otherwise to the Limited Partner or the Partnership for any act performed by the General Partner in good faith and within the scope of this Agreement. The General Partner is liable to the Limited Partner only for conduct that involves gross negligence, bad faith, or fraud.
8.06.    Indemnification of General Partner. The Partnership shall indemnify and hold harmless the General Partner and its officers, directors, agents, and representatives from and against any loss, damage, liability, cost or expense (including reasonable attorneys’ fees) arising out of any act or failure to act by the General Partner, specifically including its sole, partial, or concurrent negligence, to the greatest extent permitted under the Act.
8.07.    Contracts with Affiliates. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Partnership may employ any Partner and any person affiliated with any Partner to render services on behalf of the Partnership and may compensate the person rendering the services on customary terms and at competitive rates. Neither the Partnership nor the other Partners shall have any rights in or to any profits derived from any fees paid by the Partnership for such services.
8.08.    Tax Matters Partner. The General Partner is authorized and required to represent the Partnership in connection with all examinations of the Partnership affairs by tax authorities, including administrative and judicial proceedings, and to expend Partnership funds for professional services and costs in connection with such examinations. The General Partner is be the “Tax Matters Partner” for federal tax purposes and has authority, in its sole and absolute discretion, to represent the Partnership and the Partners in this regard. The Limited Partner agrees to cooperate and to do or refrain from doing any and all things reasonably required by the Tax Matters Partner to conduct these sorts of proceedings.
ARTICLE IX

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
9.01.    Limited Liability. The Limited Partner has no personal liability whatsoever, whether to the Partnership, the General Partner, or any creditor of the Partnership, for any of the debts or losses of the Partnership beyond its respective Capital Contribution to the Partnership.

9.02.    Return of Distributions. To the extent that the Partnership’s liabilities to its creditors are not discharged by the Partnership or by the General Partner, the Limited Partner will be liable to return to the Partnership the proportionate amount of any distribution made to the Limited Partner to the extent required by the Act.
9.03.    No Management Rights. The Limited Partner may not take part in the management of the Partnership or transact any business for or on behalf of the Partnership. All management responsibility is vested in the General Partner, subject to the approval of the Limited Partner in those specific instances described in this Agreement.
9.04.    No Authority to Bind Partnership. The Limited Partner has no power or authority to sign for or to bind the Partnership. All authority to act on behalf of the Partnership is vested in the General Partner.
9.05.    Rights Specified in the Act. A Limited Partner shall be entitled to all rights of limited partners contained in the Act to the extent that those rights have not been superseded, or may not lawfully be superseded, by the provisions of this Agreement.
ARTICLE X

PERCENTAGE INTERESTS; ALLOCATIONS AND DISTRIBUTIONS
10.01.    Accounting Principles. The net income and net loss of the Partnership (and each item of income, gain, loss, deduction, or credit entering into the computation of net income and net loss) shall be determined on an annual basis in accordance with the accounting methods followed by the Partnership for federal income tax purposes and otherwise in accordance with generally accepted accounting principles and procedures.
10.02.    Percentage Interests.
(a)    The initial Percentage Interest of each Partner shall be as set forth below:

Partner	Percentage Interest
General Partner	1%
Limited Partner	99%

(b)    The Percentage Interest of each Partner may be adjusted from time to time by the methods and for the reasons described elsewhere in this Agreement, including but not limited to the provisions of paragraphs 6.04 and 6.05.
10.03.    Allocations. All net income, net losses, and credits and items of gain or loss of the Partnership shall be allocated to each Partner in accordance with each Partner’s Percentage Interest.

10.04.    Distributions. All cash flow available for distribution to the Partners, subject to the establishment of reserves in the General Partner’s reasonable determination, shall be distributed to the Partners in accordance with their respective Percentage Interests.
10.05.    Compliance with Treasury Regulations. It is intended that the allocation and distribution provisions set forth in this Article X apply in a manner consistent with the provisions of Sections 704 and 706 of the Code, and the Treasury Regulations promulgated for those Sections. The General Partner shall have reasonable discretion to apply the allocation and distribution provisions set forth in this Article X in any manner consistent with Sections 704 and 706 of the Code and the Treasury Regulations.
ARTICLE XI

LOANS TO PARTNERSHIP
Pursuant to a written agreement approved by the General Partner, any Partner may lend funds to the Partnership for Partnership business. The amount of any loan or advance by the Partner shall bear interest at the lesser of: (i) one percent in excess of the prime rate as published in the most recent issue of The Wall Street Journal (Central Edition); or (ii) the maximum permissible interest rate allowable under applicable usury laws. Loans made under this provision of this Agreement shall be deemed an obligation of indebtedness from the Partnership to the Partner, payable prior to any distributions to the Partners.
ARTICLE XII

TRANSFERS OF PARTNERSHIP INTERESTS
12.01.    Restriction on Transfers by Limited Partner. The Limited Partner may not transfer any or all of its interest in the Partnership without the prior written consent of the General Partner. The General Partner may grant or withhold consent, even arbitrarily, in its sole and absolute discretion.
12.02.    Transfer Requirements. No permitted assignee or transferee of all or part of the interest of the Limited Partner in the Partnership shall have the right to become a substitute limited partner unless all of the following occur:
(a)    The transferring Limited Partner has stated the intention that the assignee become a limited partner in his or her own right in the instrument of assignment.
(b)    The assignee has executed an instrument reasonably satisfactory to the General Partner, accepting and adopting the terms and provisions of this Agreement.
(c)    The assignor or assignee pays any reasonable expenses in connection with the admission of the assignee as a Limited Partner.

(d)    The General Partner consents to the assignee becoming a substitute limited partner. The General Partner may withhold its consent, even arbitrarily, in the sole and absolute discretion of the General Partner.
12.03.    General Partner as Limited Partner. If the General Partner should acquire an interest as a Limited Partner, the General Partner shall, with respect to such interest, enjoy all the rights and be subject to all the obligations and duties of a Limited Partner to the extent of such interest.
12.04.    Transfer by General Partner. The General Partner may not transfer any or all of its interest in the Partnership without the prior written consent of a Required Interest. If a transfer is approved, the transferee assumes all of the obligations of the General Partner and the General Partner shall be relieved of all further obligations and responsibilities. If a transfer of the General Partner’s interest is approved, the transfer will not cause the dissolution of the Partnership, which may continue with the transferee as the General Partner the same as if the transferee had been the initial General Partner. The restrictions on the transfer of the General Partner’s interest in the Partnership do not apply to a transfer by the General Partner to an Affiliate of the General Partner.
ARTICLE XIII

DISSOLUTION AND TERMINATION
13.01.    Events of Dissolution. The Partnership shall be dissolved and its business wound up on the earliest occurrence of any one of the following events:
(a)    The General Partner’s determination, with the Limited Partner’s prior written consent, that the Partnership should be dissolved.
(b)    The dissolution, withdrawal, or bankruptcy of the General Partner, unless the Partnership is reconstituted in the manner prescribed in paragraph 13.02 of this Agreement. The dissolution, withdrawal, or bankruptcy of the General Partner will not result in the dissolution of the Partnership so long as the successor to the General Partner’s interest in the Partnership, in accordance with paragraph 13.02, assumes all of the General Partner’s obligations under this Agreement.
13.02.    Election of New General Partner. At the time of the withdrawal, dissolution, or bankruptcy of the General Partner, the business of the Partnership shall be continued on the terms and subject to the conditions of this Agreement if, within ninety (90) days after such event, the Limited Partner elects that the business of the Partnership should be continued and, in such election, designates one or more persons to be substituted as general partner. New general partner(s) elected by this procedure will succeed to all of the powers, privileges, and obligations of the then-existing General Partner. The interest in the Partnership of the General Partner who is succeeded by a new general partner(s) will become a Limited Partner’s interest in the Partnership. In the event of the dissolution, withdrawal, or bankruptcy of the General Partner and the failure of the Limited Partner to elect to continue the business of the Partnership, the Partnership shall be terminated forthwith.

13.03.    No Release From Liabilities. It is understood and agreed that no dissolution of the Partnership releases or relieves any of the parties to this Agreement of their contractual obligations under this Agreement.
13.04.    Distributions in Liquidation. If the business of the Partnership is not continued, the General Partner shall, if possible, act as liquidator. If the General Partner has itself dissolved, withdrawn from the Partnership, or declared or suffered a bankruptcy, and if the Partnership is not reconstituted with a new general partner as provided in this Agreement, a Limited Partner shall act as liquidator. The liquidator shall liquidate the assets of the Partnership, make appropriate adjustments made to the capital accounts of the Partners, and distribute the proceeds in the following order of priorities, so far as the proceeds will go:
(a)     To the payment of debts of the Partnership (other than loans made from the Partners to the Partnership), including the expenses of liquidation.
(b)    To the repayment of any loans that have been made by the Partners to the Partnership, but if the amount available for such repayment is insufficient, then pro rata up to the amounts available.
(c)    To all Partners pro rata in accordance with their respective capital account balances, as adjusted, up to the amounts of those capital accounts.
(d)    To all Partners pro rata according to their respective Percentage Interests in the Partnership.
13.05.    Distributions In Kind. In the event any or all of the assets of the Partnership cannot be liquidated, those assets are to be distributed in kind according to the priorities set forth in paragraph 13.04. Assets of the Partnership distributed to the Partners shall be held and owned by the Partners as tenants in common. In the event of the distribution of Partnership properties in kind, the fair market value of such assets shall be determined by agreement of the Partners. The amount of gain or loss which would have been realized by the Partnership for federal income tax purposes if the assets had been sold at such fair market value rather than distributed in kind shall be treated as gain or loss from a disposition of the assets of the Partnership, and allocated among the Partners in accordance with Article X, such allocations then being reflected in the Partners’ respective capital accounts.
ARTICLE XIV

ACCOUNTING
14.01.    Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
14.02.    Books and Records. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with principles and practices generally accepted for the cash or accrual method of accounting.

14.03.    Inspection of Records. Any Partner may, for any proper purpose during regular business hours, inspect and copy any of the Partnership books and records at the principal place of business of the Partnership as provided in Article V, or make other reasonable inquiries as to Partnership affairs. Costs of reproducing or copying Partnership books and records shall be at the expense of the Partnership.
14.04.    Tax Returns. Within ninety (90) days after the end of each fiscal year, the General Partner shall prepare, or cause to be prepared, state and federal income tax returns for the Partnership and, in connection with those tax returns, make any available or necessary elections. Copies of all income tax returns of the Partnership proposed to be filed for any year shall be furnished to each Partner at least fifteen (15) days prior to the date for filing the returns (including any extensions applicable to such returns). The returns shall be filed by the General Partner on or before the due date (including extensions).
ARTICLE XV

REPORTS AND STATEMENTS
Within ninety (90) days after the end of each fiscal year of the Partnership, the General Partner will deliver to the Limited Partner, at the Partnership’s expense, financial statements setting forth, as of the end of and for that fiscal year, the following:
(a)     A profit and loss statement and a balance sheet of the Partnership.
(b)     The balance in the capital account of each Partner.
(c)    Any other information that, in the judgment of the General Partner, is reasonably necessary for the Limited Partner to be advised of the results of operations of the Partnership.
ARTICLE XVI

BANK ACCOUNTS
The General Partner shall open and maintain a special bank account or accounts in which all funds of the Partnership shall be deposited. Withdrawals from such account or these accounts may be made on the signature or signatures of those persons designated by the General Partner.
The General Partner may not commingle the assets of the Partnership with the assets of any other entity or person. However, the revenues and other receipts of the Partnership may be deposited in a central account in the name of the General Partner or an affiliate of the General Partner, so long as separate entries are made on the books and records of the Partnership and on the books and records of the affiliate reflecting deposits in the bank account of the affiliate with respect to amounts received from the Partnership and withdrawals from the bank accounts made for the purpose of disbursing funds to the Partnership or for the purpose of paying liabilities of the Partnership.

ARTICLE XVII

NOTICES
Whenever any notice is required or permitted to be given under this Agreement, the notice must be in writing and signed by or on behalf of the person giving the notice. The notice will be deemed to have been given when delivered by personal delivery or deposited in the United States mail, postage prepaid, certified mail, return receipt requested, properly addressed to the persons who must receive notice at the addresses listed in this Agreement or as changed by written notice given according to this provision of this Agreement.
ARTICLE XVIII

POWER OF ATTORNEY
The Limited Partner irrevocably appoints the General Partner, its successors and assigns, as its true and lawful attorney-in-fact, with full power and authority, on its behalf and in its name, to execute, acknowledge, swear to, deliver and, if appropriate, file in such offices and places as may be required by law (i) any amendment to this Agreement that may be required by a change in the name of the Partnership, change in registered agent, or similar matter, and (ii) any amendment to this Agreement made in compliance with Article XIX. The power of attorney granted by the Limited Partner to the General Partner is a special power coupled with an interest and is irrevocable, and may be exercised by any party who, at the time of exercise, is a General Partner of the Partnership. The power of attorney shall survive any transfer or abandonment of a Limited Partner’s Partnership interest, or the Limited Partner’s withdrawal from the Partnership.
ARTICLE XIX

AMENDMENT
This Agreement may be amended or modified by written instrument executed by both the General Partner and a Required Interest.
ARTICLE XX

RELIANCE ON AUTHORITY
Any person dealing with the General Partner as the representative of the Partnership may rely on the authority of the General Partner. Persons dealing with the General Partner have no obligation to ascertain the General Partner’s compliance with the terms of this Agreement. Every contract, agreement, deed, mortgage, note, or other document or instrument executed by the General Partner with respect to any property of the Partnership shall be conclusive evidence in favor of any and every person relying on the signature of the General Partner that (i) at the time of the execution or delivery of the document this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding on the Partnership and all Partners, and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document on behalf of the Partnership.
ARTICLE XXI

MISCELLANEOUS
21.01.    Applicable Laws. This Agreement, and its application or interpretation, shall be governed exclusively by its terms and construed in accordance with the substantive federal laws of the United States and by the laws of the State of Texas, including the Texas conflicts of laws rules.
21.02.    Cumulative Remedies. Each party to this Agreement is entitled to all remedies provided by this Agreement or in law or equity. All remedies in this Agreement and in law or equity are cumulative, and the use of one right or remedy by any party does not preclude or waive the right to use any or all other remedies.
21.03.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
21.04.    Successors and Assigns. The terms, provisions, and agreements contained in this Agreement are binding on and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective successors and assigns.
21.05.    Entire Agreement. This Agreement shall constitute the entire contract between the parties. There are no other or further agreements outstanding not specifically mentioned in this Agreement. However, the parties may amend and supplement this Agreement, in writing, from time to time, in a manner and to the extent provided by the terms of this Agreement, including but not limited to the terms set out in Article XIX.
21.06.    Personal Property. The interests owned by the Partners in this Partnership are personal property.
21.07.    Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement are subsequently determined to be invalid, illegal, or unenforceable in any respect, that invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed in this Agreement. The validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not be affected or impaired in any way by the determination that some portion or portions are invalid, illegal, or unenforceable.
21.08.    Signature Pages. Each Partner authorizes the General Partner to attach an executed signature page to this Agreement.
21.09.    Attorneys Fees. If any litigation is initiated by any Partner against another Partner relating to this Agreement or its subject matter, the Partner prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection with the litigation.

IN WITNESS WHEREOF, the Partners have executed this Agreement effective as of March 8, 2005.

GENERAL PARTNER:	LIMITED PARTNER:
COWTOWN PIPELINE MANAGEMENT, INC., a Texas corporation	COWTOWN PIPELINE FUNDING, INC., a Delaware corporation
By: /s/ Glenn Darden	By: /s/ Glenn Darden
Name: Glenn Darden	Name: Glenn Darden
Title: President & CEO	Title: President & CEO

Address: 777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104	Address: 777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104